Exhibit 10.1
Form of 2008 Time Vested Unit Award
NEWFIELD EXPLORATION COMPANY
RESTRICTED STOCK UNIT AGREEMENT
     THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is made as of February 7, 2008 (the “Date of Grant”) and is by and between Newfield Exploration Company (the “Company”) and                      (“Employee”).
     1. Grant.
     (a) Restricted Stock Units. Pursuant to the Newfield Exploration Company 2007 Omnibus Stock Plan (as amended from time to time, the “Plan”), this Agreement evidences the grant by the Company of an award of                      restricted stock units to Employee subject to the Forfeiture Restrictions described in Section 2(a) below (the “Restricted Stock Units”). Each Restricted Stock Unit represents the right to receive one share of Common Stock as of the date on which the Restricted Stock Unit is payable.
     (b) Plan Incorporated. Employee acknowledges receipt of a copy of the Plan and agrees that the Restricted Stock Units shall be subject to all of the terms and conditions of the Plan, which terms and conditions are incorporated herein for all purposes. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Plan.
     (c) No Rights as a Stockholder. Restricted Stock Units are not actual shares of Common Stock and Employee will have no rights as a stockholder with respect to any Restricted Stock Units, including no right to vote on matters submitted to stockholders of the Company and no right to receive any dividends declared or paid on Common Stock. Employee will be a general and unsecured creditor of the Company and will have no direct or secured claim in any specific assets of the Company.
     2. Restrictions. Employee hereby accepts the Restricted Stock Units and agrees with respect thereto as follows:
     (a) Forfeiture Restrictions. Except as otherwise provided in Paragraph X of the Plan, (i) the Restricted Stock Units may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred or disposed of to the extent then subject to Forfeiture Restrictions and (ii) if, prior to the fourth year anniversary of the Date of Grant, Employee’s employment with the Company is terminated for any reason (including as described in the last sentence of Paragraph XII(b) of the Plan) other than (A) a separation from service by reason of death or Disability (as defined below) of Employee or (B) a Qualified Retirement, Employee shall, for no consideration, forfeit to the Company all Restricted Stock Units to the extent then subject to Forfeiture Restrictions. The prohibition against transfer and the obligation to forfeit and surrender the Restricted Stock Units to the Company as provided in this Section 2(a) are herein referred to as “Forfeiture Restrictions.” Forfeiture Restrictions shall be binding upon and enforceable against any permitted transferee of the Restricted Stock Units.

     (b) Death or Disability. If not previously forfeited, Forfeiture Restrictions with respect to the Restricted Stock Units shall lapse upon a separation from service with the Company by reason of Employee’s death or Disability.
     (c) Qualified Retirement. Upon Employee’s Qualified Retirement, if not previously forfeited, Forfeiture Restrictions shall lapse with respect to that number of Restricted Stock Units equal to (i) the Pro Rata Units minus (ii) the number of Restricted Units with respect to which the Forfeiture Restrictions have previously lapsed pursuant to Section 2(d).
     (d) Continuous Employment. If not previously forfeited, Forfeiture Restrictions with respect to the Restricted Stock Units shall lapse on the indicated anniversary of the Date of Grant in accordance with the following schedule:

Percentage of Restricted
Stock Units Subject to Forfeiture
Restrictions as
to which Forfeiture Restrictions
Annual Anniversary of Date of Grant	Lapse
Second	33 1/3%
Third	50%
Fourth	100%
     3. Definitions.
     (a) “Disability” has the meaning set forth in Section 409A(a)(2)(A)(ii) of the Code.
     (b) “Pro Rata Units” means a number of Restricted Stock Units equal to the product of (i) the total number of Restricted Stock Units initially covered by this Agreement multiplied by (ii) the result of (A) the number of days that have elapsed since the Date of Grant divided by (B) the number of days from the Date of Grant to the fourth anniversary of the Date of Grant.
     (c) “Qualified Retirement” means Employee (i) either is (A) at least age 60 and signs a non-compete agreement (the form of which is attached hereto as Exhibit A) that is effective until reaching age 62 or (B) is at least age 62, (ii) has at least 10 years of Qualified Service and (iii) provides the Requisite Notice.
     (d) “Qualified Service” means (i) Employee’s continuous employment with (A) the Company or (B) a subsidiary of the Company during the time that such subsidiary is, directly or indirectly, a wholly owned subsidiary of the Company plus (b) any additional service credit granted to Employee (or a group of employees of which Employee is a member) by the Board.
     (e) “Requisite Notice” means (a) if employee is an officer of the Company, at least six months prior written notice to the Board or (b) otherwise, at least three months prior written notice to the chief executive officer of the Company.

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     4. Settlement of Units. Subject to the provisions of Paragraph XII(c) of the Plan, upon the lapse of Forfeiture Restrictions without forfeiture, the Company will cause a certificate to be issued to Employee representing the number of shares of Common Stock equal to the number of outstanding Restricted Stock Units no longer subject to Forfeiture Restrictions.
     5. Community Interest of Spouse. The community interest, if any, of any spouse of Employee in any of the Restricted Stock Units shall be subject to all of the terms, conditions and restrictions of this Agreement and the Plan, and shall be forfeited and surrendered to the Company upon the occurrence of any of the events requiring Employee’s interest in such Restricted Stock Units to be so forfeited and surrendered pursuant to this Agreement.
     6. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.
     7. Entire Agreement. This Agreement and the Plan constitute the entire agreement of the parties hereto with regard to the subject matter hereof, and contain all the covenants and agreements between the parties with respect to the Restricted Stock Units. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.
     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an authorized officer and Employee has executed this Agreement, all as of the Date of Grant.

NEWFIELD EXPLORATION COMPANY

By:

David A. Trice
President and Chief Executive Officer

[Employee]

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EXHIBIT A
NON-COMPETE AGREEMENT
     THIS NON-COMPETE AGREEMENT (this “Agreement”) is dated as of [date of Qualified Retirement] and is by and between Newfield Exploration Company, a Delaware corporation (the “Company”) and                     , a retiring employee of the Company (“Retiring Employee”).
RECITALS:
     WHEREAS, Retiring Employee has been granted the awards set forth on Annex A hereto (the “Awards”) by the Company;
     WHEREAS, pursuant to the terms of the agreements governing the Awards (the “Award Agreements”), Retiring Employee is entitled to certain benefits (the “Retirement Benefits”) if Retiring Employee’s termination of employment with the Company is by reason of a “Qualified Retirement” (as defined in each of the Award Agreements); and
     WHEREAS, it is a condition to Retiring Employee being entitled to the Retirement Benefits that Retiring Employee enter into a Non-Compete Agreement substantially in the form of this Agreement;
     NOW, THEREFORE, in consideration of the premises, the Retirement Benefits to be provided to Retiring Employee and the other covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. Definitions; Rules of Construction.
     (a) Definitions. The following capitalized terms shall have the meaning given to it below:
     “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person and, if such specified Person is a natural person, the immediate family members of such specified Person. “Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or manager, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
     “Competing Business” means any business involved in the acquisition or development of, or exploration for, crude oil or natural gas or any rights in or with respect crude oil or natural gas within the Covered Area.

     “Covered Area” means (a) the United States of America and (b) any foreign jurisdiction (i) in which the Company is operating or (ii) with respect to which the Company is actively considering for operations, in the case of clause (b) only, as of the date hereof.
     “Person” means any individual, partnership, corporation, limited liability company, trust, incorporated or unincorporated organization or association or other legal entity of any kind.
     “Term” means the period from the date hereof and the date on which Retiring Employee reaches 65 years of age.
     (b) Rules of Construction. For purposes of this Agreement (i) unless the context otherwise requires, (A) “or” is not exclusive; (B) words applicable to one gender shall be construed to apply to each gender; (C) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement and (D) the term “Section” refers to the specified Section of this Agreement, (ii) the Section and other headings and titles contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, (iii) a reference to any Person includes such Person’s successors and assigns.
     2. Non-Compete. During the Term, Retiring Employee covenants and agrees with the Company that Retiring Employee shall not, directly or indirectly, individually, through an Affiliate or otherwise (including as an officer, director, employee or consultant) own an interest or engage in, participate with or provide any financial or other support, assistance or advice to any Competing Business; provided, however, that Retiring Employee may (i) when taken together with the ownership, directly or indirectly, of all of his Affiliates, own, solely as an investment, up to 5% of any class of securities of any Person if such securities are listed on any national securities exchange or traded on the Nasdaq Stock Market so long as Retiring Employee is not a director, officer, employee of, or analogously employed or engaged by, such Person or any of such Person’s Affiliates or (ii) own securities issued by the Company.
     3. Specific Performance; Injunctive Relief. Retiring Employee specifically acknowledges and agrees that the Company, in proving the Retirement Benefits, has relied on the agreements and covenants of Retiring Employee contained in this Agreement and that the terms of this Agreement are reasonable and necessary for the protection of the Company. Retiring Employee specifically acknowledges and agrees that any breach or threatened breach by Retiring Employee of his or her agreements and covenants contained herein would cause the Company irreparable harm not compensable solely in damages. Retiring Employee further acknowledges and agrees that it is essential to the effective enforcement of this Agreement that Company be entitled to the remedies of specific performance, injunctive relief and similar remedies and Retiring Employee agrees to the granting of any such remedies upon a breach or threatened breach by Retiring Employee of any of the terms hereof. The Company also shall be entitled to pursue any other remedies (at law or in equity) available to it for any breach or threatened breach of this Agreement, including the recovery of money damages; provided, however, that in no event shall Retiring Employee be liable for any damages hereunder in excess of 150% of the Retirement Benefits.

     4. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
     5. Amendment; Modification; Waiver. No amendment or modification of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the Company and Retiring Employee, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits of such waived terms or provisions. No single waiver of any of the provisions of this Agreement shall be deemed to or shall constitute, absent an express statement otherwise, a continuous waiver of such provision or a waiver of any other provision hereof (whether or not similar).
     6. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative with, and not exclusive of, any rights or remedies otherwise available.
     7. No Affect on Retiring Employee’s Obligations. This Agreement shall in no way affect any other duties or obligations Retiring Employee owes to the Company by contract, law or otherwise.
     8. Legal Fees. If either party hereto institutes any legal proceedings against the other for breach of any provision hereof, the losing party shall be liable for the costs and expenses of the prevailing party, including without limitation its reasonable attorneys’ fees.
     9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     10. Governing Law; Consent to Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas applicable to agreements made and to be performed wholly within that jurisdiction.
[Signature page follows.]

     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an authorized officer and Retiring Employee has executed this Agreement, in each case, as of the day and year first above written.

NEWFIELD EXPLORATION COMPANY

By:

Name:
Title:

RETIRING EMPLOYEE

[Retiring Employee]

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